Exhibit 99.1

INVESTOR AND MEDIA CONTACT	Kevin Bagby
TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE	May 1, 2008
FreightCar America, Inc. Reports First Quarter 2008 Results
Chicago, IL, May 1, 2008 — FreightCar America, Inc. (NASDAQ: RAIL) today reported financial results for the three months ended March 31, 2008. For the first quarter of 2008, sales were $95.1 million and net income was $1.1 million, or $0.10 per diluted share. For the first quarter of 2007, the Company generated sales of $322.5 million and net income of $23.0 million, or $1.80 per diluted share.
“In addition to the broad economic headwinds that have impacted the overall economy, the decreasing volume levels and pricing pressure in our industry have had a significant impact on our financial results for the quarter,” said Chris Ragot, President and CEO. “The current operating environment further validates our decision to optimize the manufacturing footprint and flexible process engineering techniques, as well as to increase our cost reduction efforts across all levels of the organization. We remain confident that our strategy will prove successful over the long term as we continue to navigate through this difficult phase of our industry cycle.”
“Orders for new railcars totaled 2,396 units in the first quarter of 2008, compared with 2,074 units ordered in the fourth quarter of 2007 and 768 units ordered in the first quarter of 2007. The backlog of unfilled orders was 6,785 units at March 31, 2008, which consists of 6,508 new cars and 277 rebuild/refurbishment cars, compared with 5,399 units at December 31, 2007 and 6,006 units at March 31, 2007. We expect to see similar industry trends for the foreseeable future/remainder of this year.”
Mr. Ragot continued, “We have begun to explore opportunities in the leasing sector of our industry. During the quarter, we provided leases for customers which are classified as leased assets held for sale on the Balance Sheet. In addition, reflecting the cost increase for manufacturing materials, we have selectively forward purchased materials to defray the price increases. While these decisions affected our cash flows for the quarter, we believe that this is more than offset by our improved competitive positioning in the current environment.”
Mr. Ragot further stated, “In addition to our cost savings efforts, we continue to pursue several strategic growth initiatives. First, we are adapting to the evolving industry by diversifying our revenue streams, through new product offerings, such as the intermodal well car, as well as expansion of our activities into the refurbishment market. Second, our international expansion has been bolstered by our joint venture agreement with Titagarth Wagons in India and we expect to begin working with additional overseas partners in the coming years. As these endeavors unfold, we will look to build on their success and explore both domestic and international opportunities to expand the breadth of our business and our geographic presence. We believe that the strategic initiatives that we are implementing will ultimately drive the long-term success of the Company and ensure increased value for all of our stakeholders.”

The Company will host a conference call on Thursday, May 1, 2008 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s first quarter financial results. To participate in the conference call, please dial (800) 398-9398. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call.
An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on May 1, 2008 until 11:59 p.m. (Eastern Daylight Time) on May 8, 2008. To access the replay, please dial (800) 475-6701. The replay pass code is 919482. An audio replay of the call will be available on the Company’s website within two days following the earnings call.
FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has manufacturing facilities in Danville, Illinois, Roanoke, Virginia and Johnstown, Pennsylvania. More information about FreightCar America is available on its website at www.freightcaramerica.com.
This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise. More information about FreightCar America is available on its website at www.freightcaramerica.com.

FreightCar America, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2008	2007

	(In thousands)
Assets
Current assets
Cash and cash equivalents	$161,747	$197,042
Accounts receivable, net	6,295	13,068
Inventories	84,141	49,845
Leased assets held for sale	7,723	—
Other current assets	7,768	7,223
Deferred income taxes	10,863	13,520

Total current assets	278,537	280,698

Property, plant and equipment, net	27,292	26,921
Goodwill	21,521	21,521
Deferred income taxes	22,607	21,035
Other long-term assets	5,541	5,709

Total assets	$355,498	$355,884

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$60,851	$39,525
Accrued payroll and employee benefits	9,766	13,320
Accrued postretirement benefits	5,188	5,188
Accrued warranty	10,173	10,551
Customer deposits	—	19,836
Other current liabilities	8,222	7,100

Total current liabilities	94,200	95,520

Accrued pension costs	10,840	10,685
Accrued postretirement benefits, less current portion	47,836	47,890
Other long-term liabilities	3,700	3,717

Total liabilities	156,576	157,812

Commitments and contingencies

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	98,268	99,270
Treasury stock, at cost	(41,630)	(43,597)
Accumulated other comprehensive loss	(9,691)	(9,857)
Retained earnings	151,848	152,129

Total stockholders’ equity	198,922	198,072

Total liabilities and stockholders’ equity	$355,648	$355,884

FreightCar America, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007

	(In thousands, except share and per share data)

Sales	$95,098	$322,451
Cost of sales	85,926	278,318

Gross profit	9,172	44,133

Selling, general and administrative expense (including non-cash stock-based compensation expense of $964 and $668, respectively)	8,586	10,286

Operating income	586	33,847

Interest income	(1,344)	(2,409)
Interest expense	82	106
Amortization of deferred financing costs	20	77

Income before income taxes	1,828	36,073
Income tax provision	686	13,121

Net income	$1,142	$22,952

Net income per common share — basic	$0.10	$1.82

Net income per common share — diluted	$0.10	$1.80

Weighted average common shares outstanding - basic	11,739,799	12,597,791

Weighted average common shares outstanding - diluted	11,812,607	12,744,575

Dividends declared per common share	$0.12	$0.06

FreightCar America, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007

	(In thousands)
Cash flows from operating activities
Net income	$1,142	$22,952
Adjustments to reconcile net income to net cash flows used in operating activities:
Depreciation and amortization	993	868
Other non-cash items	(507)	77
Deferred income taxes	1,146	558
Compensation expense under stock option and restricted share award agreements	964	668
Changes in operating assets and liabilities:
Accounts receivable	6,773	(56,306)
Inventories	(33,599)	27,362
Leased assets held for sale	(7,723)	—
Other current assets	15	(1,165)
Accounts payable	20,635	741
Accrued payroll and employee benefits	(3,554)	(4,258)
Income taxes receivable/payable	(621)	7,005
Accrued warranty	(378)	747
Customer deposits and other current liabilities	(18,715)	109
Accrued pension costs and accrued postretirement benefits	267	(71)

Net cash flows used in operating activities	(33,162)	(713)

Cash flows from investing activities
Purchases of property, plant and equipment	(1,424)	(2,621)
Proceeds from sale of property, plant and equipment	18	—

Net cash flows used in investing activities	(1,406)	(2,621)

Cash flows from financing activities
Payments on long-term debt	(16)	(16)
Stock repurchases	—	(23,457)
Cash dividends paid to stockholders	(711)	(764)

Net cash flows used in financing activities	(727)	(24,237)

Net decrease in cash and cash equivalents	(35,295)	(27,571)
Cash and cash equivalents at beginning of period	197,042	212,026

Cash and cash equivalents at end of period	$161,747	$184,455